Exhibit 23.2

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of Algorhythm Holdings, Inc. (the “Company”) of our report dated October 3, 2025, which included an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of SMCB Solutions Private Limited as of March 31, 2025 and 2024 and for each of the two years then ended, which appears in the Prospectus, which is a part of this Registration Statement.

We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Berkowitz Pollack Brant, Advisors + CPAs

New York, New York

October 3, 2025